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                                                                    Exhibit 10.4





August 22, 2001

(Via Federal Express)

Mr. James D. Taiclet, Jr.
5049 E. Cannon Drive
Paradise Valley, AZ 85253

Dear Jim:

I am pleased to offer you the position of President and Chief Operating Officer of American Tower Corporation. You will be reporting to me, and I have every confidence that your leadership will make a real difference. I very much appreciate the time and effort you invested in the search process. The following outlines the terms of the offer:

o    Salary

     Your starting annual cash compensation will be $500,000, paid semi-monthly, increasing to $550,000 as of January 1, 2002. Thereafter, you will receive annual increases beginning January 1, 2003 as recommended by me to the Compensation Committee.

o    Stock Options

     You will be granted 500,000 options on your start date of September 3, 2001, or at any time during your first 30 days of employment. The strike price will be consistent with the date on which the actual grant occurs. For the following three years, beginning in 2002, you will receive additional annual option grants of 175,000 shares to be issued in the fourth quarter of the year. All options will be granted at the market value on the date of issuance with our standard four-year vesting at the rate of 25% per year. (See attached stock option plan for additional details.) You would receive 100% vesting under any of the following three circumstances:

     (1) if American Tower were to have a change of control (meaning someone other than present management and directors acquired majority voting control),

     (2) if I should cease to be Chief Executive Officer (other than by reason of death or disability), and you are not selected to succeed me as Chief Executive Officer, or

     (3) if you are not selected to succeed me as CEO within a period of three years.

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Mr. James D. Taiclet, Jr.
August 22, 2001
Page 2

o    Severance

     In the unlikely event that you were asked to leave the company for other than cause (which will be defined as theft, fraud, or any other type of egregiously poor behavior), you will be paid a severance benefit of 12 months base salary continuance plus continuance of benefits for the 12 month period. This severance clause also applies if you voluntarily choose to leave the company after being asked to assume a position of lesser responsibility than President and COO or if you choose to leave the company as a result of the occurrence of any items (1) or (2) in the preceding paragraph.

o    Automobile

     The company will provide an allowance of up to $1,000 per month for a car of your choosing. You will also be eligible for reserved parking in our building.

o    Moving Expenses

     American Tower will reimburse up to $100,000 in moving related costs, including sales commissions.

o    Benefits

     You will be entitled to all American Tower executive benefits. A listing of benefits and appropriate information are enclosed.

o    Vacation

     Four weeks per year (more if you need it).

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Mr. James D. Taiclet, Jr.
August 22, 2001
Page 3

If our offer is acceptable, please sign and return a copy of this letter for our files.

I look forward to partnering with you, Jim, as we build American Tower into an exciting company that is highly regarded by its customers, shareholders, and employees. Together, and with the help of other key team members, I think we can get a lot of good things done and have some fun along the way.

Warm regards,

/s/ Steven B. Dodge

Steven B.  Dodge
Chairman and
Chief Executive Officer

Accepted,

 /s/ James D. Taiclet, Jr.
--------------------------------------------
     James D. Taiclet, Jr.


Enclosure